Exhibit 99.2

Juniper Networks, Inc.
1133 Innovation Way
Sunnyvale, CA 94089

July 28, 2020

CFO Commentary on Second Quarter 2020 Preliminary Financial Results

Related Information
The following commentary is provided by management and should be referenced in conjunction with Juniper Networks’ second quarter 2020 preliminary financial results press release available on its Investor Relations website at http://investor.juniper.net. These remarks represent management’s current views of the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into the Company's performance in advance of the earnings call webcast.

Q2 2020 Preliminary Financial Results
GAAP

(in millions, except per share amounts and percentages)	Q2'20	Q1'20	Q2'19	Q/Q Change		Y/Y Change
Revenue	$1,086.3	$998.0	$1,102.5	9%		(1)%
Product	692.3	608.8	713.9	14%		(3)%
Service	394.0	389.2	388.6	1%		1%
Gross margin %	57.0%	58.0%	57.8%	(1.0	)pts	(0.8	)pts
Research and development	241.0	232.5	244.0	4%		(1)%
Sales and marketing	224.2	239.2	229.0	(6)%		(2)%
General and administrative	59.1	59.3	60.0	—%		(2)%
Restructuring charges	4.8	8.9	21.4	(46)%		(78)%
Total operating expenses	$529.1	$539.9	$554.4	(2)%		(5)%
Operating margin %	8.3%	3.9%	7.5%	4.4	pts	0.8	pts
Net income	$61.2	$20.4	$46.2	200%		32%
Diluted net income per share	$0.18	$0.06	$0.13	200%		38%

Non-GAAP

(in millions, except per share amounts and percentages)	Q3'20 Guidance	Q2'20	Q1'20(*)	Q2'19(*)	Q/Q Change		Y/Y Change
Revenue	$1,125 +/- $50	$1,086.3	$998.0	$1,102.5	9%		(1)%
Product		692.3	608.8	713.9	14%		(3)%
Service		394.0	389.2	388.6	1%		1%
Gross margin %	59.5% +/- 1.0%	58.3%	59.5%	59.2%	(1.2	)pts	(0.9	)pts
Research and development		220.2	217.3	217.1	1%		1%
Sales and marketing		208.2	224.0	211.9	(7)%		(2)%
General and administrative		49.3	50.5	48.3	(2)%		2%
Total operating expenses	$478 +/- $5	$477.7	$491.8	$477.3	(3)%		—%
Operating margin %	~17% at the midpoint	14.3%	10.2%	15.9%	4.1	pts	(1.6	)pts
Net income		$116.3	$77.2	$139.5	51%		(17)%
Diluted net income per share	$0.43 +/- $0.05	$0.35	$0.23	$0.40	52%		(13)%
________________________________

(*)
Certain prior-period amounts have been reclassified to conform to the current-period presentation. For further information of the reclassification, see Preliminary Reconciliations between GAAP and non-GAAP Financial Measures of this CFO Commentary.

Q2 2020 Overview

We ended the second quarter of 2020 at $1,086 million in revenue and non-GAAP earnings per share of $0.35, both above the mid-point of our guidance range. We experienced strong demand in the quarter with orders growing mid-single digits year-over-year, exceeding our expectations. Revenue was down 1% year-over-year. As expected, supply constraints resulted in extended lead times throughout the quarter.
Looking at our revenue by vertical, on a sequential basis all verticals grew, with Service Provider +16%, Cloud +9% and Enterprise +1%. On a year-over-year basis, Cloud increased slightly while both Enterprise and Service Provider declined 2%.
From a technology perspective, Routing and Switching decreased 3% year-over-year and Security decreased 1% year-over-year. Our Services business increased 1% year-over-year.
Software revenue was below 10% of total revenue for the quarter and declined year-over year; however, software bookings grew 7% year-over-year.
In reviewing our top 10 customers for the quarter, six were Cloud, three were Service Provider, and one was an Enterprise.
Non-GAAP gross margin was 58.3%, below our expectations primarily due to higher than anticipated COVID-19 related logistics costs. If it weren't for the elevated logistics costs due to COVID-19 we would have posted non-GAAP gross margin of approximately 59.5%.
Non-GAAP operating expenses were flat year-over-year and declined 3% sequentially, which was in-line with our guidance range. Our operating expenses in Q2 benefited from COVID-19 related savings.
Cash flow from operations was $98 million. We paid $66 million in dividends, reflecting a quarterly dividend of $0.20 per share.

Total cash, cash equivalents, and investments at the end of the second quarter of 2020 was $2.6 billion, slightly up from the first quarter of 2020.

Revenue

Product & Service

•
Routing product revenue: $403 million, down 3% year-over-year and up 28% sequentially. The year-over-year decrease was primarily due to Enterprise and to a lesser extent, Service Provider, partially offset by strength in Cloud. The sequential increase was primarily driven by Service Provider and to a lesser extent, Cloud. Both PTX and MX product families posted strong sequential growth but declined year-over-year.

•
Switching product revenue: $209 million, down 3% year-over-year and down 5% sequentially. The year-over-year and sequential decrease was primarily due to Cloud. The EX and Mist product families grew year-over-year and sequentially, while the QFX product family declined year-over-year and sequentially.

•
Security product revenue: $80 million, down 1% year-over-year and up 8% sequentially. The year-over-year decrease was due to Enterprise and Cloud, partially offset by growth in Service Provider. The sequential increase was driven by Service Provider and Enterprise, partially offset by a decline in Cloud. High-end SRX grew on both a year-over-year and sequential basis.

•
Service revenue: $394 million, up 1% year-over-year and up 1% sequentially. The year-over-year increase was primarily driven by strong sales of support contracts. The sequential increase was primarily driven by timing of renewals and professional services projects.

Vertical

•
Cloud: $286 million, up slightly year-over-year and up 9% sequentially. Routing and Services grew year-over-year, partially offset by a decline in Switching and Security. The sequential increase was primarily driven by Routing and Services, partially offset by a decrease in Switching and Security.

•
Service Provider: $436 million, down 2% year-over-year and up 16% sequentially. The year-over-year decrease was primarily due to Services and Routing partially offset by growth in Switching and Security. All products grew sequentially, partially offset by a decline in Services.

•
Enterprise: $364 million, down 2% year-over-year and up 1% sequentially. The year-over-year decrease was primarily due to Routing. The sequential increase was driven by Switching, and to a lesser extent, Security and Services, partially offset by a decline in Routing.

Geography

•	Americas: $609 million, down 6% year-over-year and up 5% sequentially. Year-over-year, the decrease was across all verticals. The sequential increase was primarily driven by Service Provider.

•
EMEA: $294 million, up 1% year-over-year and up 15% sequentially. Year-over-year, the increase was primarily driven by Cloud, partially offset by a decline in Service Provider. All verticals increased sequentially.

•	APAC: $183 million, up 13% year-over-year and up 12% sequentially. All verticals grew year-over-year and sequentially.

Gross Margin

•	GAAP gross margin: 57.0%, compared to 57.8% from the prior year and 58.0% from last quarter.

•	Non-GAAP gross margin: 58.3%, compared to 59.2% from the prior year and 59.5% from last quarter.

•	GAAP product gross margin: 53.5%, down 2.5 points from the prior year and down 2.3 points from last quarter.

•	Non-GAAP product gross margin: 54.9%, down 2.6 points from the prior year and down 2.5 points from last quarter.

The year-over-year decrease in product gross margin, on a GAAP and non-GAAP basis, was primarily due to increased logistics and other supply chain-related costs related to the COVID-19 pandemic and certain strategic insertion opportunities.

The sequential decrease in product gross margin on a GAAP and non-GAAP basis, was primarily due to increased logistics and other supply chain-related costs related to the COVID-19 pandemic and certain strategic insertion opportunities, partially offset by higher revenue relative to fixed costs of goods sold.

•	GAAP service gross margin: 63.2%, up 2.2 points from the prior year and up 1.7 points from last quarter.

•	Non-GAAP service gross margin: 64.2%, up 2.0 points from the prior year and up 1.5 points from last quarter.

The year-over-year and sequential increase in service gross margin, on a GAAP and non-GAAP basis, was primarily driven by lower delivery costs and higher revenue.

Operating Expenses

•	GAAP operating expenses: $529 million, a decrease of $25 million year-over-year, and a decrease of $11 million sequentially.

The year-over-year decrease in operating expenses was primarily due to lower restructuring and lower travel costs related to COVID-19, partially offset by higher headcount related costs. The sequential decrease in operating expenses was primarily due to lower travel costs related to COVID-19.

GAAP operating expenses were 48.7% of revenue, down 1.6 points year-over-year and down 5.4 points sequentially.

•	Non-GAAP operating expenses: $478 million, flat year-over-year, and a decrease of $14 million sequentially.

Operating expenses were essentially flat on a year-over-year basis. Increases in headcount-related costs were primarily offset by lower travel costs related to COVID-19. The sequential decrease in operating expenses was primarily due to lower travel costs related to COVID-19.

Non-GAAP operating expenses were 44.0% of revenue, up 0.7 points year-over-year and down 5.3 points sequentially.

Operating Margin

•	GAAP operating margin: 8.3%, an increase of 0.8 points year-over-year and an increase of 4.4 points sequentially.

•	Non-GAAP operating margin: 14.3%, a decrease of 1.6 points year-over-year and an increase of 4.1 points sequentially.

Tax Rate

•	GAAP tax rate: 28.9%, compared to 40.6% in the prior year and 28.0% last quarter.

The year-over-year decrease in the effective tax rate, on a GAAP basis, was primarily due to the relative impact of discrete items in the comparative period. The current rate includes the cumulative impact of cost sharing for stock options, partially offset by a reduction of income tax reserves.

The quarter-over-quarter effective tax rate, on a GAAP basis, was flat

•	Non-GAAP tax rate: 19.5%, compared to 19.5% in the prior year and 19.5% last quarter.

The year-over-year and quarter-over-quarter effective tax rate, on a non-GAAP basis, was flat.

Diluted Earnings Per Share

•	GAAP diluted earnings per share: $0.18, an increase of $0.05 year-over-year and an increase of $0.12 sequentially.

The year-over-year increase in EPS on a GAAP basis, was primarily driven by lower operating expenses and a lower tax rate, partially offset by lower revenue.

Sequentially, the increase in GAAP EPS was primarily driven by higher revenue.

•	Non-GAAP diluted earnings per share: $0.35, a decrease of $0.05 year-over-year and an increase of $0.12 sequentially.

The year-over-year decrease in EPS on a non-GAAP basis, was primarily due to lower gross margin and revenue.

Sequentially, the increase in non-GAAP EPS was primarily driven by higher revenue.

Balance Sheet, Cash Flow, Capital Return, and Other Financial Metrics

(in millions, except days sales outstanding ("DSO"), and headcount)	Q2'20	Q1'20	Q4'19	Q3'19	Q2'19
Cash(1)	$2,570.3	$2,529.9	$2,543.6	$2,826.7	$2,875.0
Debt(2)	1,720.1	1,712.9	1,683.9	1,687.6	1,790.0
Net cash(3)	850.2	817.0	859.7	1,139.1	1,085.0
Operating cash flow	97.6	272.2	95.7	185.0	88.8
Capital expenditures	22.0	21.8	26.1	28.3	27.3
Depreciation and amortization	51.0	53.7	55.2	56.1	56.4
Share repurchases(4)	—	200.0	200.0	50.0	300.0
Dividends	$66.3	$65.5	$63.7	$64.7	$65.5
Diluted shares	333.1	335.1	340.8	345.5	349.1
DSO	63	61	66	51	54
Headcount	9,838	9,586	9,419	9,283	8,995
______________________
(1) Includes cash, cash equivalents, and short and long-term investments.
(2) Debt includes change in fair value of fixed-rate debt swapped to floating rate, equally offset on the balance sheet by a swap asset. No new debt or loans were issued in Q2’20.
(3) Net cash includes cash, cash equivalents, and short and long-term investments, net of debt.
(4) For Q4’19, $200.0 million represents the full amount under the Q4'19 ASR. 6.4 million shares were received initially for an aggregate price of $160.0 million. The Q4'19 ASR concluded in Q1’20, and at final settlement, an additional 1.8 million shares were received. For Q2’19, $300.0 million represents the full amount of the Q2'19 ASR. 8.6 million shares were received initially for an aggregate price of $240.0 million. The Q2'19 ASR concluded in Q3’19, and at final settlement, an additional 3.0 million shares were received.

Cash Flow

•	Cash flow from operations: $98 million, up $9 million year-over-year and down $175 million sequentially.

The year-over-year increase was primarily due to timing differences related to payments to suppliers and taxes, partially offset by differences in working capital related to customer collections. The lower tax payments are primarily a result of the CARES Act. The sequential decrease was primarily due to timing differences related to customer collections and payments to suppliers, partially offset by lower payments related to variable compensation.

Days Sales Outstanding (DSO)

•	DSO: 63 days, a 2-day increase from the prior quarter, driven primarily by higher overall invoicing in Q2’20 as well as timing of in-quarter service invoicing, partially offset by higher revenue.

Capital Return

•	In the quarter, we paid a dividend of $0.20 per share for a total of $66 million.

Demand metrics

•	Total deferred revenue was $1,212 million, up $10 million year-over-year and down $43 million sequentially.

•	Product deferred revenue was $116 million, down $17 million year-over-year and up $5 million sequentially.
The year-over-year decline in product deferred revenue was primarily due to the timing of the delivery of contractual commitments and to a lesser extent, the timing of software subscription orders.
The sequential increase in product deferred revenue was primarily driven by the timing of software subscription orders.

•	Service deferred revenue was $1,095 million, up $27 million year-over-year and down $48 million sequentially.
The year-over-year increase in service deferred revenue was primarily driven by the timing of contract renewals.
The sequential decrease in service deferred revenue was primarily due to the timing of contract renewals.

Deferred Revenue

(in millions)	June 30, 2020	March 31, 2020	June 30, 2019
Deferred product revenue, net	$116.3	$111.5	$133.4
Deferred service revenue, net	1,095.3	1,143.3	1,068.0
Total	$1,211.6	$1,254.8	$1,201.4

Headcount

•
Ending headcount for Q2'20 was 9,838, an increase of 843 employees year-over-year and an increase of 252 sequentially. The year-over-year and sequential increases were primarily a result of additional hires in our R&D and go-to-market organizations.

Outlook
These metrics are provided on a non-GAAP basis, except for revenue and share count. Non-GAAP earnings per share is on a fully diluted basis. The outlook assumes that the exchange rate of the U.S. dollar to other currencies will remain relatively stable at current levels.

At the mid-point of our Q3 guidance we expect to see sequential revenue and earnings growth. Confidence in our forecast is driven by strong backlog and strength within our Service Provider and Cloud verticals. We believe these factors should help offset continued uncertainty in parts of the Enterprise market.

We expect to see sequential volume-driven improvements in non-GAAP gross margin and a more favorable customer mix during the September quarter. We expect logistics and other supply chain-related costs to remain elevated, consistent with Q2 levels, due to the effects of the ongoing pandemic.

We expect third quarter non-GAAP operating expense to be essentially flat compared to Q2, as we continue to benefit from lower travel costs due to COVID-19. We will remain focused on prudent cost management while continuing to invest to capture future opportunities.

Our Board of Directors has declared a cash dividend of $0.20 per share to be paid on September 22, 2020 to shareholders of record as of the close of business on September 1, 2020. We remain committed to paying our dividend and will remain opportunistic with respect to share buybacks.

Our guidance for the quarter ending September 30, 2020 is as follows:
•Revenue will be approximately $1,125 million, plus or minus $50 million.
•Non-GAAP gross margin will be approximately 59.5%, plus or minus 1.0%.
•Non-GAAP operating expenses will be approximately $478 million, plus or minus $5 million.
•Non-GAAP operating margin will be approximately 17% at the mid-point of revenue guidance.
•Non-GAAP tax rate will be approximately 19.5%.
•Non-GAAP net income per share will be approximately $0.43, plus or minus $0.05. This assumes a share count of approximately 334 million.

Forward-Looking Statements
Statements in this CFO Commentary and related conference call concerning Juniper Networks' business, economic and market outlook, including currency exchange rates; our financial guidance and the expected impact of COVID-19 on our guidance; our expectations regarding our liquidity, capital return program, operating expenses, and non-GAAP tax rate; and our overall future prospects are forward-looking statements within the meaning of the Private Securities Litigation Reform Act that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of several factors, including: the duration, extent and impact of the COVID-19 pandemic; general economic and political conditions globally or regionally; business and economic conditions in the networking industry; changes in overall technology spending by our customers; the network capacity requirements of our customers and, in particular, Cloud and telecommunication service providers; contractual terms that may result in the deferral of revenue; the timing of orders and their fulfillment; manufacturing, and supply chain and logistics costs, constraints, changes or disruptions; availability and pricing of key product components; delays in scheduled product availability; adoption of or changes to laws, regulations, standards or policies affecting Juniper Networks' operations, products, services or the networking industry; product defects, returns or vulnerabilities; significant effects of tax legislation and judicial or administrative interpretation of tax regulations; legal settlements and resolutions; the potential impact of activities related to the execution of capital return, restructurings and product rationalization; the impact of import tariffs, depending on their scope and how they are implemented; and other factors listed in Juniper Networks’ most recent report on Form 10-Q or 10-K filed with the Securities and Exchange Commission. In addition, many of the foregoing risks and uncertainties are, and could be, exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result. We cannot at this time predict the extent of the impact of the COVID-19 pandemic and any resulting business or economic impact, but it could have a material adverse effect on our business, financial condition, results of operations and cash flows. Note that our estimates as to the tax rate on our business are based on current tax law and regulations, including current interpretations thereof, and could be materially affected by changing interpretations as well as additional legislation and guidance. All statements made in this CFO Commentary and related conference call are made only as of the date set forth at the beginning of this document. Juniper Networks undertakes no obligation to update the information made in this document or the related conference call in the event facts or circumstances subsequently change after the date of this document. We have not filed our Form 10-Q for the quarter ended June 30, 2020. As a result, all financial results described in this CFO Commentary should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time we file our Form 10-Q.

Non-GAAP Financial Measures
This CFO Commentary contains references to the following non-GAAP financial measures: gross margin; product gross margin; service gross margin; product gross margin as a percentage of product revenue; service gross margin as a percentage of service revenue; gross margin as a percentage of revenue; research and development expense; sales and marketing expense; general and administrative expense; operating expense; operating expense as a percentage of revenue; operating income; operating margin; provision for income tax; income tax rate; net income; diluted earnings per share; diluted shares outstanding; and free cash flow. For important commentary on why Juniper Networks considers non-GAAP information a useful view of the company’s financial results, please see the press release furnished with our Form 8-K filed today with the SEC. With respect to future financial guidance provided on a non-GAAP basis, we have excluded estimates for amortization of intangible assets, share-based compensation expenses, acquisition and strategic investment related charges, restructuring benefits or charges, impairment charges, strategic partnership-related charges, legal reserve and settlement charges or benefits, supplier component remediation charges and recoveries, gain or loss on equity investments, loss on extinguishment of debt, retroactive impact of certain tax settlements, significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the impact of income tax reform, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions, and do not include the impact of further tariffs and the impact of any future acquisitions, divestitures, or joint ventures that may occur in the applicable period. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles, or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used in this CFO Commentary should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

A reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis due to the high variability and low visibility with respect to the charges which are excluded from these non-GAAP measures. For example, share-based compensation expense is impacted by the Company’s future hiring needs, and restructuring actions, the type and volume of equity awards necessary for such future hiring, and the price at which the Company’s stock will trade in those future periods. Amortization of intangible assets is significantly impacted by the timing and size of any future acquisitions. The items that are being excluded are difficult to predict and a reconciliation could result in disclosure that would be imprecise or potentially misleading. Material changes to any one of these items could have a significant effect on our guidance and future GAAP results. Certain exclusions, such as amortization of intangible assets and share-based compensation expenses, are generally incurred each quarter, but the amounts have historically and may continue to vary significantly from quarter to quarter.

Juniper Networks, Inc.
Preliminary Supplemental Data
(in millions, except percentages)
(unaudited)

Deferred Revenue

	As of
	June 30, 2020	December 31, 2019
Deferred product revenue:
Undelivered product commitments and other product deferrals	$125.9	$141.7
Deferred gross product revenue	125.9	141.7
Deferred cost of product revenue	(9.6)	(9.1)
Deferred product revenue, net	116.3	132.6
Deferred service revenue, net	1,095.3	1,090.8
Total	$1,211.6	$1,223.4
Reported as:
Current	$834.5	$812.9
Long-term	377.1	410.5
Total	$1,211.6	$1,223.4

Vertical Reporting: Revenue Trend

	Q2'19	Q3'19	Q4'19	Q1'20	Q2'20	Q/Q Change		Y/Y Change
Cloud	$285.0	$271.9	$279.8	$261.9	$285.5	$23.6	9.0%	$0.5	0.2%
Service Provider	447.2	452.5	492.5	375.5	436.2	60.7	16.2%	(11.0)	(2.5)%
Enterprise	370.3	408.7	435.8	360.6	364.6	4.0	1.1%	(5.7)	(1.5)%
Total revenue	$1,102.5	$1,133.1	$1,208.1	$998.0	$1,086.3	$88.3	8.8%	$(16.2)	(1.5)%

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended
	June 30, 2020	March 31, 2020	March 31, 2020	June 30, 2019	June 30, 2019
		(As Previously Presented)	(As Adjusted)	(As Previously Presented)	(As Adjusted)
GAAP gross margin - Product	$370.6	$339.8	$339.8	$399.6	$399.6
GAAP product gross margin % of product revenue	53.5%	55.8%	55.8%	56.0%	56.0%
Share-based compensation expense	1.1	1.4	1.4	1.6	1.6
Share-based payroll tax expense	—	0.2	0.2	—	—
Amortization of purchased intangible assets	7.9	8.4	8.4	8.4	8.4
Acquisition and strategic investment related charges	—	—	—	1.2	1.2
Gain (loss) on non-qualified deferred compensation plan ("NQDC")	0.2	—	(0.2)	—	—
Non-GAAP gross margin - Product	$379.8	$349.8	$349.6	$410.8	$410.8
Non-GAAP product gross margin % of product revenue	54.9%	57.5%	57.4%	57.5%	57.5%

GAAP gross margin - Service	$249.0	$239.5	$239.5	$237.2	$237.2
GAAP service gross margin % of service revenue	63.2%	61.5%	61.5%	61.0%	61.0%
Share-based compensation expense	3.4	4.2	4.2	4.4	4.4
Share-based payroll tax expense	0.1	0.9	0.9	0.1	0.1
Gain (loss) on NQDC	0.6	—	(0.6)	—	0.1
Non-GAAP gross margin - Service	$253.1	$244.6	$244.0	$241.7	$241.8
Non-GAAP service gross margin % of service revenue	64.2%	62.8%	62.7%	62.2%	62.2%

GAAP gross margin	$619.6	$579.3	$579.3	$636.8	$636.8
GAAP gross margin % of revenue	57.0%	58.0%	58.0%	57.8%	57.8%
Share-based compensation expense	4.5	5.6	5.6	6.0	6.0
Share-based payroll tax expense	0.1	1.1	1.1	0.1	0.1
Amortization of purchased intangible assets	7.9	8.4	8.4	8.4	8.4
Acquisition and strategic investment related charges	—	—	—	1.2	1.2
Gain (loss) on NQDC	0.8	—	(0.8)	—	0.1
Non-GAAP gross margin	$632.9	$594.4	$593.6	$652.5	$652.6
Non-GAAP gross margin % of revenue	58.3%	59.6%	59.5%	59.2%	59.2%

GAAP research and development expense	$241.0	$232.5	$232.5	$244.0	$244.0
Share-based compensation expense	(19.0)	(15.2)	(15.2)	(26.2)	(26.2)
Share-based payroll tax expense	(0.3)	(1.5)	(1.5)	(0.3)	(0.3)
Loss (gain) on NQDC	(1.5)	—	1.5	—	(0.4)
Non-GAAP research and development expense	$220.2	$215.8	$217.3	$217.5	$217.1

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended
	June 30, 2020	March 31, 2020	March 31, 2020	June 30, 2019	June 30, 2019
		(As Previously Presented)	(As Adjusted)	(As Previously Presented)	(As Adjusted)
GAAP sales and marketing expense	$224.2	$239.2	$239.2	$229.0	$229.0
Share-based compensation expense	(13.2)	(13.8)	(13.8)	(15.1)	(15.1)
Share-based payroll tax expense	(0.2)	(1.1)	(1.1)	(0.3)	(0.3)
Amortization of purchased intangible assets	(1.4)	(1.4)	(1.4)	(1.4)	(1.4)
Loss (gain) on NQDC	(1.2)	—	1.1	—	(0.3)
Non-GAAP sales and marketing expense	$208.2	$222.9	$224.0	$212.2	$211.9

GAAP general and administrative expense	$59.1	$59.3	$59.3	$60.0	$60.0
Share-based compensation expense	(7.3)	(7.4)	(7.4)	(8.4)	(8.4)
Share-based payroll tax expense	—	(0.3)	(0.3)	—	—
Amortization of purchased intangible assets	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)
Acquisition and strategic investment related charges	(2.1)	(1.3)	(1.3)	(3.1)	(3.1)
Loss (gain) on NQDC	(0.3)	—	0.3	—	(0.1)
Non-GAAP general and administrative expense	$49.3	$50.2	$50.5	$48.4	$48.3

GAAP operating expenses	$529.1	$539.9	$539.9	$554.4	$554.4
GAAP operating expenses % of revenue	48.7%	54.1%	54.1%	50.3%	50.3%
Share-based compensation expense	(39.5)	(36.4)	(36.4)	(49.7)	(49.7)
Share-based payroll tax expense	(0.5)	(2.9)	(2.9)	(0.6)	(0.6)
Amortization of purchased intangible assets	(1.5)	(1.5)	(1.5)	(1.5)	(1.5)
Restructuring charges	(4.8)	(8.9)	(8.9)	(21.4)	(21.4)
Acquisition and strategic investment related charges	(2.1)	(1.3)	(1.3)	(3.1)	(3.1)
Loss (gain) on NQDC	(3.0)	—	2.9	—	(0.8)
Non-GAAP operating expenses	$477.7	$488.9	$491.8	$478.1	$477.3
Non-GAAP operating expenses % of revenue	44.0%	49.0%	49.3%	43.4%	43.3%

GAAP operating income	$90.5	$39.4	$39.4	$82.4	$82.4
GAAP operating margin	8.3%	3.9%	3.9%	7.5%	7.5%
Share-based compensation expense	44.0	42.0	42.0	55.7	55.7
Share-based payroll tax expense	0.6	4.0	4.0	0.7	0.7
Amortization of purchased intangible assets	9.4	9.9	9.9	9.9	9.9
Restructuring charges	4.8	8.9	8.9	21.4	21.4
Acquisition and strategic investment related charges	2.1	1.3	1.3	4.3	4.3
Gain (loss) on NQDC	3.8	—	(3.7)	—	0.9
Non-GAAP operating income	$155.2	$105.5	$101.8	$174.4	$175.3
Non-GAAP operating margin	14.3%	10.6%	10.2%	15.8%	15.9%

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended
	June 30, 2020	March 31, 2020	March 31, 2020	June 30, 2019	June 30, 2019
		(As Previously Presented)	(As Adjusted)	(As Previously Presented)	(As Adjusted)
GAAP other (expense) income, net	$(4.4)	$(11.1)	$(11.1)	$(4.6)	$(4.6)
GAAP other (expense) income, net % of revenue	(0.4)%	(1.1)%	(1.1)%	(0.4)%	(0.4)%
Loss (gain) on equity investments	(2.5)	1.5	1.5	3.5	3.5
Loss (gain) on NQDC	(3.8)	—	3.7	—	(0.9)
Non-GAAP other (expense) income, net	$(10.7)	$(9.6)	$(5.9)	$(1.1)	$(2.0)
Non-GAAP other (expense) income, net % of revenue	(1.0)%	(1.0)%	(0.6)%	(0.1)%	(0.2)%

GAAP income tax provision	$24.9	$7.9	$7.9	$31.6	$31.6
GAAP income tax rate	28.9%	28.0%	28.0%	40.6%	40.6%
Income tax effect of non-GAAP exclusions	3.3	10.8	10.8	2.2	2.2
Non-GAAP provision for income tax	$28.2	$18.7	$18.7	$33.8	$33.8
Non-GAAP income tax rate	19.5%	19.5%	19.5%	19.5%	19.5%

GAAP net income	$61.2	$20.4	$20.4	$46.2	$46.2
Share-based compensation expense	44.0	42.0	42.0	55.7	55.7
Share-based payroll tax expense	0.6	4.0	4.0	0.7	0.7
Amortization of purchased intangible assets	9.4	9.9	9.9	9.9	9.9
Restructuring charges	4.8	8.9	8.9	21.4	21.4
Acquisition and strategic investment related charges	2.1	1.3	1.3	4.3	4.3
Loss (gain) on equity investments	(2.5)	1.5	1.5	3.5	3.5
Income tax effect of non-GAAP exclusions	(3.3)	(10.8)	(10.8)	(2.2)	(2.2)
Non-GAAP net income	$116.3	$77.2	$77.2	$139.5	$139.5

GAAP diluted net income per share	$0.18	$0.06	$0.06	$0.13	$0.13
Non-GAAP diluted net income per share	$0.35	$0.23	$0.23	$0.40	$0.40
Shares used in computing diluted net income per share	333.1	335.1	335.1	349.1	349.1